Exhibit 10.2

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is dated as of October 31, 2026, by and among the Persons set forth on Schedule I hereto (each, a “Company Stockholder” and, collectively, the “Company Stockholders”), FG Imperii Acquisition Corp., a Cayman Islands exempted company (which shall effect the Continuation (as defined in the Merger Agreement) prior to Closing) (“Purchaser”), and tZERO Group, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of shares of Company Stock as are indicated opposite each such Company Stockholder’s name set forth on Schedule I attached hereto (all such shares (including any securities underlying, convertible into, or exercisable, or exchangeable for, such securities), or any successor (including by way of the Company Mergers) or other equity securities (including any securities underlying, convertible into, or exercisable, or exchangeable for, equity securities) of the Company, or any successor (including by way of the Company Mergers) of which ownership is hereafter acquired by any such Company Stockholder prior to the termination of this Agreement are referred to herein as the “Subject Shares”));

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Purchaser, the Company, FGII Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub I”), and FGII Merger Sub II LLC, a Texas limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub II”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other transactions, (i) at the First Effective Time, Merger Sub I shall merge with and into the Company, pursuant to which the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation (the “Initial Surviving Corporation”) and a wholly-owned subsidiary of Purchaser (the “First Company Merger”) and (ii) immediately following the First Company Merger, the Initial Surviving Corporation shall merge with and into Merger Sub II, pursuant to which the separate corporate existence of the Initial Surviving Corporation shall cease and Merger Sub II shall continue as the surviving company (the “Surviving Company”) and a wholly-owned subsidiary of Purchaser (the “Second Company Merger” and together with the First Company Merger, the “Company Mergers”), on the terms and subject to the conditions set forth therein;

WHEREAS, at least one (1) Business Day prior to the First Effective Time, and subject to the conditions of the Merger Agreement, the Purchaser shall effect the Continuation in accordance with the Merger Agreement, the Purchaser’s Organizational Documents, the applicable provisions of the Texas Business Organizations Code and the Companies Act (as revised) of the Cayman Islands (the “Companies Act”); and

WHEREAS, as an inducement to Purchaser and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
VOTING AGREEMENT; COVENANTS

1.1          Binding Effect of Merger Agreement. Until the Expiration Time (as defined below), each Company Stockholder shall (solely in its capacity as a stockholder of the Company and solely with respect to such Company Stockholder and its controlled Affiliates acting on its behalf) be bound by and comply with Sections 6.6 (No Solicitation) (other than clauses (b)(vi), (d) and (e) thereof) and 6.14 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Stockholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 6.6 of the Merger Agreement also referred to each such Company Stockholder; provided, however, that (x) no Company Stockholder shall be responsible or liable for any action or omission of the Company or any other Company Stockholder, and (y) nothing herein shall restrict any Company Stockholder from (A) engaging in discussions with the Company, Purchaser or their respective Representatives regarding the Merger Agreement and the transactions contemplated thereby or (B) making any disclosure required by applicable Law or the rules of any national securities exchange.

1.2          Voting Agreement. During the period commencing on the date hereof and ending on the earliest of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 9.1 (Termination) thereof and (c) the liquidation of Purchaser (the earliest of (a), (b) and (c), the “Expiration Time”), each Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company distributed by the Board of Directors of the Company or otherwise undertaken as contemplated by the Merger Agreement or the transactions contemplated thereby (including the Written Consent (as defined in the Merger Agreement), which such Company Stockholder shall execute and deliver to the Company promptly, and in any event within five (5) Business Days, after the Registration Statement is declared effective under the Securities Act, and in all cases prior to the Written Consent Deadline (as defined in the Merger Agreement)), such Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its, his or her Subject Shares:

(i)             to approve and adopt the Merger Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated thereby, including the Company Mergers (the “Company Transaction Proposals”);

(ii)            against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement or the Ancillary Documents and the Company Mergers and the other transactions contemplated thereby);

(iii)           against any change in the business (to the extent in violation of the Merger Agreement), management or Board of Directors of the Company (other than in connection with the Company Transaction Proposals and the transactions contemplated thereby); and

(iv)           against any proposal, action or agreement that would (A) impede, interfere with, delay, postpone, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, the Ancillary Documents or the Company Mergers or any of the transactions contemplated thereby, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company or the Company Stockholders under the Merger Agreement or this Agreement, as applicable, (C) result in any of the conditions set forth in Article VIII of the Merger Agreement not being fulfilled, or (D) change in any manner the dividend policy or capitalization of the Company, including the voting rights of any share capital of the Company.

Each Company Stockholder hereby agrees that it, he or she shall not commit or agree to take any action inconsistent with the foregoing.

1.3          No Transfer. During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder agrees that such Company Stockholder shall not, without the prior written consent of Purchaser and the Company (such consent not to be unreasonably withheld, conditioned or delayed), directly or indirectly, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of or transfer, file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, each with respect to any Subject Shares owned by such Company Stockholder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares owned by such Company Stockholder, whether any such transaction is to be settled by delivery of such Subject Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i), (ii) and (iii), collectively, a “Transfer”); provided, however, that the foregoing restrictions shall not apply to any Permitted Transfer. A “Permitted Transfer” shall mean any Transfer (A) to any of such Company Stockholder’s officers, directors or consultants, any Affiliate or any family member of any of such Company Stockholder’s officers, directors or consultants; (B) to any Affiliate of such Person or to any member(s) of such Person or any of their Affiliates; or (C) to any other Person, with the prior written consent of Purchaser and the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that, prior to and as a condition to the effectiveness of any Permitted Transfer described in clauses (A) through (C), the transferee in such Permitted Transfer (a “Permitted Transferee”) shall have executed and delivered to Purchaser and the Company, in form reasonably satisfactory to Purchaser and the Company, a joinder or counterpart of this Agreement pursuant to which such Permitted Transferee shall be bound by all of the applicable terms and provisions of this Agreement as a Company Stockholder hereto. The Company shall not register any Transfer of any Subject Shares on the Company’s stock ledger (book entry or otherwise) that is not in compliance with this Section 1.3 and any such Transfer shall be void ab initio. During the period commencing on the date hereof and ending on the Expiration Time, each Company Stockholder shall not, without the prior written consent of Purchaser, engage in any transaction involving the securities of Purchaser prior to the Closing.

1.4          New Shares. In the event that (a) any Company Stock, other Subject Shares or other equity securities of the Company are issued to a Company Stockholder after the date of this Agreement pursuant to any issuance, offering, stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, combination, subdivision, exchange of shares or other similar event of the Company Stock, other Subject Shares or other equity securities of the Company of, on or affecting the Company Stock, other Subject Shares or other equity securities of the Company owned by such Company Stockholder or otherwise, (b) a Company Stockholder purchases or otherwise acquires beneficial ownership of any Company Stock, other Subject Shares or other equity securities of the Company after the date of this Agreement and prior to the Closing, or (c) a Company Stockholder acquires the right to vote or share in the voting of any Company Stock, other Subject Shares or other equity securities of the Company after the date of this Agreement (such Company Stock, other Subject Shares or other equity securities of the Company, the “New Securities”), then such New Securities acquired or purchased by such Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by such Company Stockholder as of the date hereof.

1.5          Further Assurances. Each Company Stockholder shall execute and deliver, or cause to be executed and delivered, such additional documents, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary or reasonably requested by the Company or Purchaser under applicable Laws to effect the actions and to consummate the Company Mergers and the other transactions contemplated by this Agreement and the Merger Agreement, in each case, on the terms and subject to the conditions set forth therein and herein, as applicable; provided, that no Company Stockholder shall be required to (x) incur any out-of-pocket cost or expense that is not reimbursed by the Company, (y) commence or participate in any Action or (z) grant any consent or waiver, or assume any obligation or liability, not expressly set forth in this Agreement, the Company’s Organizational Documents or in any other agreement with the Company. Each Company Stockholder agrees that such Company Stockholder will not knowingly take any action that would make any representation or warranty of such Company Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing or disabling such Company Stockholder from performing its, his or her obligations hereunder.

1.6          No Inconsistent Agreement. Except as provided hereunder, each Company Stockholder hereby represents and covenants that such Company Stockholder (i) has not entered into, and shall not enter into, any voting agreement or voting trust with respect to any of such Company Stockholder’s Subject Shares that is inconsistent with such Company Stockholder’s obligations pursuant to this Agreement, and (ii) has not granted, and shall not grant, a proxy or power of attorney with respect to any of such Company Stockholder’s Subject Shares, or enter into any agreement or undertaking, that would restrict, limit, be inconsistent with or interfere with the performance of such Company Stockholder’s obligations hereunder.

1.7          No Challenges. Each Company Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Purchaser, Merger Sub I, Merger Sub II, the Company or any of their respective successors, directors, officers, agents or equity holders (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, the Merger Agreement, the Company Mergers or the transactions contemplated by the Merger Agreement or any of the Ancillary Documents or the consideration and approval thereof by the stockholders of the Company, the Board of Directors of the Company or the governing bodies of any of the Subsidiaries of the Company or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement and the consummation of the transactions contemplated thereby; provided, however, that nothing in this Section 1.7 shall restrict any Company Stockholder from (x) enforcing its rights under this Agreement, the Merger Agreement or any Ancillary Document to which it is a party, (y) asserting any Fraud Claim, (z) defending against any Action brought against it.

1.8          Consent to Disclosure. Each Company Stockholder hereby consents to the publication and disclosure in the Registration Statement and the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other applicable securities authorities, any other documents or communications provided by Purchaser or the Company to any Governmental Authority or to securityholders of Purchaser or the Company) of such Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, to the extent required by applicable securities Laws or the SEC, a copy of this Agreement. Each Company Stockholder will promptly provide any information in its possession (and not subject to any confidentiality obligation) reasonably requested by Purchaser or the Company for any applicable regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC). Purchaser and the Company shall provide each Company Stockholder and its counsel with a reasonable opportunity to review and comment on any disclosure regarding such Company Stockholder (including its identity, beneficial ownership and the nature of its commitments hereunder) prior to any filing or public dissemination thereof, and shall consider in good faith any comments reasonably proposed by such Company Stockholder; provided that neither Purchaser nor the Company shall be required to accept any comments or unreasonably delay any filing as a result of any such review or comments; provided further, that no such review or comments shall be required for any disclosure that is substantially consistent with disclosure previously reviewed by such Company Stockholder pursuant to this Section 1.8. Except as required by applicable Law, neither Purchaser nor the Company shall use the name, trademarks or logos of any Company Stockholder or any of its Affiliates in any press release or other public announcement without the prior written consent of such Company Stockholder.

1.9          Dissenters’ Rights. Each Company Stockholder hereby irrevocably waives, and agrees not to exercise or attempt to exercise, any right to dissent, right to demand payment or right of appraisal or any similar provision under applicable Law (including pursuant to the DGCL) in connection with the Company Mergers, the Merger Agreement and the other transactions as contemplated by the Merger Agreement.

Article II
REPRESENTATIONS AND WARRANTIES

2.1          Company Stockholder Representations. Each Company Stockholder represents and warrants to Purchaser and the Company, severally and not jointly, and solely as to itself, as of the date hereof, that:

(a)            [reserved];

(b)            such Company Stockholder has full right and power, without violating any agreement to which it, he or she is bound (including any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement;

(c)            (i) if such Company Stockholder is not an individual, such Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Stockholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such Company Stockholder and (ii) if such Company Stockholder is an individual, the signature on this Agreement is genuine, and such Company Stockholder has legal competence and capacity to execute the same;

(d)            this Agreement has been duly executed and delivered by such Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(e)            if this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Stockholder;

(f)             such Company Stockholder is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, all of such Company Stockholder’s Subject Shares, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares (other than transfer restrictions under the Securities Act)) affecting any such Subject Shares, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Organizational Documents, (iii) the Merger Agreement, (iv) the certificate of designation for the Company Series B Preferred Stock, par value $0.01 per share, and those secured convertible promissory notes issued by the Company pursuant to the that certain Secured Convertible Promissory Note Purchase Agreement, dated August 27, 2026, by and among the Company and the investors thereto, as supplemented by joinder from time to time, or (v) any applicable securities Laws. Such Company Stockholder’s Subject Shares are the only equity securities (including any securities underlying, convertible into, or exercisable, or exchangeable for, equity securities) in the Company owned of record or beneficially by such Company Stockholder on the date of this Agreement. Such Company Stockholder has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Company Stockholder’s Subject Shares, and except as provided in this Agreement, none of such Company Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Except for such Company Stockholder’s Subject Shares, such Company Stockholder does not hold or own any rights to acquire (directly or indirectly) any other equity securities of the Company or any other equity securities convertible into, or which can be exchanged for, equity securities of the Company;

(g)            the execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of its, his or her obligations hereunder and the consummation of the transactions contemplated hereby and the Company Mergers and the other transactions contemplated by the Merger Agreement will not constitute or result in, (i) if such Company Stockholder is not an individual, conflict with or result in a violation of the Organizational Documents of such Company Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement,;

(h)            there are no Actions pending against such Company Stockholder or, to the knowledge of such Company Stockholder, threatened against such Company Stockholder, before (or, in the case of threatened Actions, that would be before) any Governmental Authority, which in any manner questions the beneficial or record ownership of such Company Stockholder’s Subject Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Company Stockholder of its, his or her obligations under this Agreement; there is no outstanding Order imposed upon such Company Stockholder, or, if applicable, any of such Company Stockholder’s Subsidiaries;

(i)             no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by or on behalf of such Company Stockholder;

(j)             such Company Stockholder has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with such Company Stockholder’s tax and legal advisors;

(k)            such Company Stockholder has not entered into, and shall not enter into, any agreement that would prevent such Company Stockholder from performing any of such Company Stockholder’s obligations hereunder;

(l)             such Company Stockholder understands and acknowledges that each of Purchaser and the Company is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Company Stockholder contained herein; and

(m)           such Company Stockholder is a sophisticated stockholder and has independently made its, his or her own analysis and decision to enter into this Agreement. Such Company Stockholder acknowledges that Purchaser and the Company have not made and do not make any representation or warranty to such Company Stockholder, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Stockholder are irrevocable.

2.2          Purchaser and Company Representations. Each of Purchaser and the Company represents and warrants to each Company Stockholder, as of the date hereof, that (a) it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) it has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part, (d) this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legally valid and binding obligation of it, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies), and (e) solely with respect to the Company, the copy of the Merger Agreement made available to the Company Stockholders prior to the execution of this Agreement is a true, correct and complete copy thereof.

Article III
MISCELLANEOUS

3.1          Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) as to each Company Stockholder, the written agreement of Purchaser, the Company and such Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination or any Fraud Claim. This Article III and, if the Expiration Time occurs as a result of the occurrence of the First Effective Time, Section 1.9, shall survive the termination of this Agreement.

3.2          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

3.3          Jurisdiction; Waiver of Jury Trial.

(a) All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 3.8. Nothing in this Section 3.3 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(b) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.

3.4          Assignment. No party hereto shall assign this Agreement or any part hereof or delegate any rights or obligations hereunder without the prior written consent of the other parties and any such assignment or delegation without prior written consent shall be void; provided, that any Company Stockholder may, without such consent, assign any or all of its rights and obligations hereunder to a Permitted Transferee in connection with a Permitted Transfer effected in accordance with Section 1.3. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

3.5          Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

3.6          Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Purchaser, the Company and each Company Stockholder.

3.7          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.8          Notices; Schedules. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.2 of the Merger Agreement to the applicable party, with respect to the Company and Purchaser, at the respective addresses set forth in Section 11.2 of the Merger Agreement, and, with respect to a Company Stockholder, at the address set forth on Schedule I. Following the effectiveness of any Permitted Transfer to any Permitted Transferee in accordance with the terms of this Agreement, Schedule I hereto shall be automatically deemed to be updated to reflect such Permitted Transfer, including such Permitted Transferee’s agreement to be bound by the terms of this Agreement as a Company Stockholder hereto.

3.9          Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.10        Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties with respect to the subject matter contained herein.

3.11        Adjustment for Stock Split. If, and as often as, there are any changes in the Company or the Subject Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Stockholders, Purchaser, the Company, or the Subject Shares, as so changed.

3.12        No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among the Company Stockholders, the Company and Purchaser, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other Company Stockholders entering into agreements with the Company or Purchaser. Each Company Stockholder has acted independently regarding its, his or her decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in the Company or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

3.13        Capacity as Company Stockholder. Each Company Stockholder signs this Agreement solely in such Company Stockholder’s capacity as a stockholder of the Company, and not in any other capacity, including, if applicable, as a director (including “director by deputization”), officer or employee of the Company or any of its Subsidiaries. Nothing herein shall be construed to limit or affect any actions or inactions by such Company Stockholder or any representative of such Company Stockholder, as applicable, serving as a director, officer or employee of the Company or any Subsidiary of the Company, acting in such Person’s capacity as a director, officer or employee of the Company or any Subsidiary of the Company, including with respect to any exercise or discharge of such person’s fiduciary duties under applicable Laws.

3.14        Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.15        Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

3.16        No Recourse. The obligations of the Company Stockholders hereunder are several and not joint, and no Company Stockholder shall be responsible for the actions, inactions or breaches of any other Company Stockholder. This Agreement may only be enforced against, and any claim based upon this Agreement may only be made against, the Persons that have executed and delivered this Agreement, and no past, present or future director, officer, employee, member, partner, equityholder or Affiliate of any Company Stockholder shall have any liability hereunder. In no event shall any Company Stockholder be liable hereunder for any consequential, special, indirect, exemplary or punitive damages.

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IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

FG IMPERII ACQUISITION CORP.

By:	/s/ Larry Swets, Jr.
	Name:	Larry Swets, Jr.
	Title:	Chief Executive Officer

COMPANY:

TZERO GROUP, INC.

By:	/s/ Alan Konevsky
	Name:	Alan Konevsky
	Title:	Chief Executive Officer

COMPANY STOCKHOLDERS:

Intercontinental Exchange, Inc.

By:	/s/ Jennifer Froneberger
Name:	Jennifer Froneberger
Title:	VP, Legal

Neighborhood Intelligence, Inc.

By:	/s/ Marcus Lemonis
Name:	Marcus Lemonis
Title:	CEO & Chairman

Medici Ventures Inc.

By:	/s/ Matt Mosman
Name:	Matt Mosman
Title:	General Partner

Schedule I

Company Stockholders